Exhibit B

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of September 12, 2024 (the “Effective Date”), by and among RA Capital Healthcare Fund, L.P., a Delaware limited partnership (the “Purchaser”), on the one hand, and Avalon Ventures XI, L.P., a Delaware limited partnership (“Avalon XI”), Avalon BioVentures I, LP, a Delaware limited partnership (“ABV I”), and Avalon BioVentures SPV I, L.P., a Delaware limited partnership (“ABV SPV” and together with Avalon XI and ABV I, the “Sellers” and each a “Seller”), on the other hand.

The Sellers desires to sell, and the Purchaser desires to buy, an aggregate of 1,200,000 shares (the “Shares”) of the Common Stock, par value $0.001 per share (the “Common Stock”), of Janux Therapeutics, Inc, a Delaware corporation (the “Company”), for a price per share of Forty-Four Dollars and Seventy-Five Cents ($44.75) (“Per Share Purchase Price”) on the terms and conditions set forth in this Agreement. It is the intention of the parties to this Agreement that the transaction contemplated by this Agreement (the “Transaction”) be a private sale of securities that is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(7) of the Securities Act and pursuant to the satisfaction of the conditions for the so-called “Section 4 (1 ½)” private resale exemption.

In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SHARES

Section 1.1 Purchase and Sale of Shares. Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Sellers hereby agree to sell, transfer and assign all of Sellers’ right, title and interest in and to the Shares held by such Seller to the Purchaser, and the Purchaser hereby agrees to purchase the Shares from the Sellers at a price per Share equal to the Per Share Purchase Price, for an aggregate purchase price of Fifty-Three Million Seven Hundred Thousand U.S. Dollars ($53,700,000.00) (the “Purchase Price”), as allocated among the Sellers on Schedule I to this Agreement.

Section 1.2 The Closing. The closing of the Transaction (the “Closing”) shall take place within one (1) business day after the conditions to closing set forth in Article IV are satisfied or waived for the Closing (other than those conditions that by their nature are to be satisfied or waived at the Closing) remotely or at such other place, time and/or date as may be jointly designated by Purchaser and Sellers for the Closing. At the Closing, the Sellers shall either (a) deliver to the Purchaser a stock certificate representing the Shares to be sold by such Seller either (i) endorsed for transfer to the Purchaser or (ii) accompanied by an executed stock power sufficient to transfer such Shares to the Purchaser against payment of the Purchase Price therefore by the Purchaser in cash by wire transfer, or (b) deliver or cause to be delivered to the Purchaser the Shares via DTC electronic transfer to a securities account identified in writing by the Purchaser. At the Closing, the Purchaser shall deliver to the Purchase Price as allocated on Schedule I to this Agreement by wire transfer of immediately available funds to an account designated by each respective Seller.

Section 1.3 Certain Definitions.

(a)            “Action” means any action, suit, proceeding, claim, arbitration, litigation or investigation, in each case by or before any Person.

(b)            “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

(c)            “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasigovernmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(d)	“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(e)            “HSR Clearance” means the expiration or termination of any applicable waiting period under the HSR Act, relating to the purchase by Purchaser of the Shares and any extensions thereof.

(f)            “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(g)            “Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, governmental entity or any agency, instrumentality or political subdivision of any governmental entity, or any other entity or body.

(h)            “Representatives” means, with respect to a Person, such Person’s Affiliates, and the directors, officers, managers, stockholders, members, principals, partners, employees, agents, attorneys, accountants and other advisors and Representatives of such Person or any of its Affiliates.

(i)	“Termination Date” means November 15, 2024.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

The Sellers hereby represent and warrant, severally but not jointly, to the Purchaser as follows:

Section 2.1 Authority and Approvals. Each Seller has the power and authority to enter into and perform its obligations under this Agreement, and all action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Transaction has been duly and validly taken. The Agreement has been duly and validly executed and delivered by the Sellers. Assuming this Agreement constitutes a valid and binding agreement of the Purchaser, this Agreement constitutes a valid and binding agreement of the Sellers, enforceable against the Sellers in accordance with its terms.

Section 2.2 The Shares. Each Seller is the record and beneficial owner of the Shares indicated to be sold by such Seller on Schedule I to this Agreement. Except for this Agreement, there is no agreement, arrangement or understanding with any other Person regarding the sale or transfer of any Shares, and there exist no liens, claims, options, proxies, voting agreements, charges or encumbrances of any kind affecting the Shares, other than any restrictions on transfer that may be imposed by Law. Upon transfer of the Shares to the Purchaser at the Closing against payment of the Purchase Price, the Purchaser will acquire ownership of the Shares, free and clear of all liens, claims, options, proxies, voting agreements, charges or encumbrances of any kind affecting the Shares, other than any restrictions on transfer that may be imposed by Law.

Section 2.3 Investment Purpose. Each Seller represents that (a) it acquired the Shares for investment purposes only and not with a view toward distribution or resale in violation of any applicable securities Laws, and (b) it is selling the Shares, as principal, for its own account and not as a broker or agent for another party.

Section 2.4 No General Solicitation; etc. Each Seller acknowledges that (a) neither the Purchaser nor any of its Representatives has either directly or indirectly, including through a broker or finder engaged in any general solicitation relating to the purchase of the Shares; and (b) the Purchase Price was determined through private arm’s length negotiations between the Purchaser and the Sellers, and neither the Purchaser nor the Sellers are under any obligation or compulsion to enter into this Agreement.

Section 2.5 Conflicts. The execution, delivery and performance of this Agreement will not (i) violate, conflict with, or result in the breach, acceleration, default or termination of, or otherwise give any other contracting party the right to terminate, accelerate, modify or cancel any of the terms, provisions, or conditions of the organizational documents of each Seller or any material agreements or instrument to which a Seller is a party or by which it or its assets may be bound, or (ii) constitute a violation of any material applicable Law.

Section 2.6 Broker’s Fees. The Sellers have no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transaction.

Section 2.7 No Bad Actors. No Seller nor, to each Seller’s knowledge, any person that has been or will be paid (directly or indirectly) remuneration or a commission for such person’s participation in the offer or sale of the Shares, including solicitation of purchasers for the Seller, is subject to an event that would disqualify an issuer or other covered person under Rule 506(d)(1) of Regulation D or is subject to a statutory disqualification described under Section 3(a)(39) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 2.8 Excluded Information.

(a)            As of the Effective Date, the Sellers understand that the Company is in an open window pursuant to the Company’s Window Period Policy. Each Seller also acknowledges and agrees that Purchaser is an existing stockholder of the Company and that the Purchaser may have access to and may possess nonpublic information regarding the Company not known to the Sellers (the “Excluded Information”). The Excluded Information may or may not be material, may or may not have been publicly disclosed by or on behalf of the Company or the Purchaser, directly or indirectly, and may or may not be available to the Sellers from sources other than the Company or the Purchaser. Such Excluded Information may include information received (A) by the Purchaser or its Representatives in their capacities as directors, stockholders or affiliates of the Company, (B) from the Company on a confidential basis, or (C) on a privileged basis from the attorneys, financial advisers or other Representatives of the Company. Although such Excluded Information may be indicative of a value of the Shares that is substantially different than the Purchase Price, the Sellers are experienced, sophisticated and knowledgeable in trading securities of public and private companies and understands the disadvantages to which the Sellers may be subject on account of the disparity of information as between the Purchaser and the Sellers, and the Sellers have nonetheless deemed it appropriate to engage in the sale of the Shares hereunder. In respect of this Section 2.8, each Seller further represents, warrants and acknowledges that it: (a) is a sophisticated seller with respect to its Shares, (b) has adequate information concerning its Shares, (c) has conducted, to the extent it deemed necessary, an independent investigation of such matters as, in its judgment, is necessary for it to make an informed investment decision with respect to the sale of its Shares to the Purchaser and with respect to the Purchaser as the buyer of its Shares, and (d) has not relied upon the Purchaser for any investigation into, assessment of, or evaluation with respect to the sale of its Shares to the Purchaser or with respect to the Purchaser as the purchaser of the Shares.

(b)	Each Seller hereby:

(1)            agrees that neither the Purchaser nor its directors, officers, partners, stockholders, members, investors, employees, attorneys, agents or Representatives shall have any liability to such Sellers or its affiliates with respect to the existence, possession or non-disclosure of any Excluded Information, whether arising directly or indirectly, primarily or secondarily, by contract or operation of law or otherwise, including as a matter of contribution, indemnification, set-off, rescission, or reimbursement;

(2)            waives any right, claim or cause of action, at law or in equity, arising from or relating to, directly or indirectly, the existence, possession or non-disclosure of any Excluded Information, including without limitation pursuant to Sections 10(b) and 20A of the Exchange Act, or the rules and regulations promulgated by the Securities and Exchange Commission under the Exchange Act, and relinquish all rights and remedies accorded by applicable law to a seller of securities with respect to the Shares to the maximum extent permitted by law, as well as all rights to participate in any claim, action or remedy others may now or hereafter have with respect to the foregoing; and

(3)            with respect to the disposition and sale of the Shares, releases and discharges the Purchaser and its directors, officers, partners, stockholders, members, investors, employees, attorneys, agents or Representatives and all successors and assigns thereto (each a “Released Party”) of and from any and all suits, demands, obligations, liabilities, claims and causes of action, contingent or otherwise, of every kind and nature, at law and in equity, which such Seller and/or its affiliates, successors or assigns may have against any Released Party, to the extent arising from or in connection with the existence, possession or non-disclosure of any Excluded Information whether asserted, unasserted, absolute, contingent, known or unknown.

(c)             Each Seller hereby represents to each Released Party that (i) it has not assigned any claim or possible claim against the Released Parties, (ii) it fully intends to release all claims against the Released Parties as set forth above, and (iii) it has been advised by, and have consulted with, counsel with respect to the execution and delivery of this Agreement and has been fully apprised of the consequences of the waivers and releases set forth in this Section 2.8.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers as follows:

Section 3.1 Authorization of Agreement. The Purchaser has the power and authority to enter into and perform its obligations under this Agreement, and all action necessary on the part of the Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the Transaction has been duly and validly taken. This Agreement has been duly and validly executed and delivered by the Purchaser. Assuming this Agreement constitutes a valid and binding obligation of the Seller, this Agreement constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

Section 3.2 Conflicts. The execution, delivery and performance of this Agreement will not (i) violate, conflict with, or result in the breach, acceleration, default or termination of, or otherwise give any other contracting party the right to terminate, accelerate, modify or cancel any of the terms, provisions, or conditions of the organizational documents of the Purchaser or any material agreements or instrument to which the Purchaser is a party or by which it or its assets may be bound, or (ii) subject to HSR Clearance, constitute a violation of any material applicable Law.

Section 3.3 Investment Experience. Purchaser is a sophisticated investor and has (a) by reason of its business and financial experience, the capacity to protect its own interests in connection with the purchase of the Shares hereunder, (b) such knowledge and experience in financial, tax and business matters to enable Purchaser to evaluate the merits and risks associated with the purchase of the Shares hereunder and to make an informed investment decision with respect thereto, (c) adequate information concerning the Shares, (d) conducted, to the extent it deemed necessary, an independent investigation of such matters as, in its judgment, is necessary for it to make an informed investment decision with respect to the Shares and the purchase of the Shares hereunder, and (e) not relied upon the Sellers for any investigation into, assessment of, or evaluation with respect to the Shares and/or the purchase of the Shares hereunder. Without limiting the generality of the foregoing, the Purchaser has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of its investment in the Shares and the Transaction. The Purchaser is relying solely on such advisors and not on any statements or representations of the Sellers or any of their agents. The Purchaser understands that it (and not the Sellers) shall be responsible for the Purchaser’s own tax liability that may arise as a result of its investment in the Shares and the Transaction.

Section 3.4 No General Solicitation, etc. The Purchaser acknowledges that (a) neither the Sellers nor any of its Representatives has either directly or indirectly, including through a broker or finder engaged in any general solicitation relating to the sale of the Shares; and (b) the Purchase Price was determined through private arm’s length negotiations between the Purchaser and the Sellers and neither the Purchaser nor the Sellers are under any obligation or compulsion to enter into this Agreement.

Section 3.5 Opportunity to Seek Counsel. The Purchaser has (a) had an opportunity to review and consider this Agreement before signing it, (b) been strongly encouraged to consult with its own attorney(s) and confidential advisors before signing this Agreement, and (c) read and understood all of the terms and provisions of this Agreement.

Section 3.6 No View to Distribution; Accredited Investor. The Purchaser represents that it is buying the Shares (a) as principal, for its own accounts for investment only and not as a broker or agent for another party and (b) not with a view or any present intention toward effecting a distribution or resale in violation of any applicable securities laws. The Purchaser is an “accredited investor” as such term is defined in Regulation D of the Securities Act.

Section 3.7 Blue Sky Laws; Future Transfer. The Purchaser acknowledges and agrees that the Shares have not been registered under the Securities Act or qualified under any state security laws (“Blue Sky Laws”) and may not be sold, pledged or otherwise transferred by the Purchaser without compliance with the registration provisions of the Securities Act or an exemption therefrom. The Purchaser acknowledges that the Shares are being transferred hereby under an exemption or exemptions from the registration and qualification requirements of the Securities Act and Blue Sky Laws which impose certain restrictions on the Purchaser’s ability to transfer the Shares. The Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act, including without limitation the applicable holding periods thereunder.

Section 3.8 Broker’s Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transaction.

Section 3.9 Excluded Information.

(a)            As of the Effective Date, the Purchaser understands that the Company is in an open window pursuant to the Company’s Window Period Policy. Purchaser also acknowledges and agrees that Sellers are existing stockholders of the Company and that the Sellers may have access to and may possess Excluded Information. The Excluded Information may or may not be material, may or may not have been publicly disclosed by or on behalf of the Company or the Sellers, directly or indirectly, and may or may not be available to the Purchaser from sources other than the Company or the Sellers. Such Excluded Information may include information received (A) by the Sellers or their respective Representatives in their capacities as directors, officers, stockholders or affiliates of the Company, (B) from the Company on a confidential basis, or (C) on a privileged basis from the attorneys, financial advisers or other Representatives of the Company. Although such Excluded Information may be indicative of a value of the Shares that is substantially different than the Purchase Price, the Purchaser is experienced, sophisticated and knowledgeable in trading securities of public and private companies and understands the disadvantages to which the Purchaser may be subject on account of the disparity of information as between the Purchaser and the Sellers, and the Purchaser has nonetheless deemed it appropriate to engage in the purchase of the Shares hereunder.

(b)	The Purchaser hereby:

(1)            agrees that neither the Sellers nor their directors, officers, partners, stockholders, members, investors, employees, attorneys, agents or Representatives shall have any liability to the Purchaser or its affiliates with respect to the existence, possession or non-disclosure of any Excluded Information, whether arising directly or indirectly, primarily or secondarily, by contract or operation of law or otherwise, including as a matter of contribution, indemnification, set-off, rescission, or reimbursement;

(2)            waives any right, claim or cause of action, at law or in equity, arising from or relating to, directly or indirectly, the existence, possession or non-disclosure of any Excluded Information, including without limitation pursuant to Sections 10(b) and 20A of the Exchange Act, or the rules and regulations promulgated by the Securities and Exchange Commission under the Exchange Act, and relinquishes all rights and remedies accorded by applicable law to a purchaser of securities with respect to the Shares to the maximum extent permitted by law, as well as all rights to participate in any claim, action or remedy others may now or hereafter have with respect to the foregoing; and

(3)            with respect to the disposition and sale of the Shares, releases and discharges the Sellers and their directors, officers, partners, stockholders, members, investors, employees, attorneys, agents or Representatives and all successors and assigns thereto (each a “Released Party”) of and from any and all suits, demands, obligations, liabilities, claims and causes of action, contingent or otherwise, of every kind and nature, at law and in equity, which the Purchaser and/or its affiliates, successors or assigns may have against any Released Party, to the extent arising from or in connection with the existence, possession or non-disclosure of any Excluded Information whether asserted, unasserted, absolute, contingent, known or unknown.

(c)            The Purchaser hereby represents to each Released Party that (i) it has not assigned any claim or possible claim against the Released Parties, (ii) it fully intends to release all claims against the Released Parties as set forth above, and (iii) it has been advised by, and has consulted with, counsel with respect to the execution and delivery of this Agreement and has been fully apprised of the consequences of the waivers and releases set forth in this Section 3.9.

ARTICLE IV

CLOSING CONDITIONS

Section 4.1 Conditions to Purchaser’s Obligations. Purchaser’s obligation to complete the purchase of the Shares is subject to the fulfillment or waiver of the following conditions at or prior to the Closing.

(a)            The representations and warranties made by Sellers in Article II will be true and correct in all material respects as of the Closing date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date.

(b)            No Governmental Prohibition; HSR Clearance. The sale of the Shares by Sellers and the purchase of the Shares by Purchaser will not be prohibited by any applicable Law. The HSR Clearance shall have occurred.

(c)            Closing Deliverables. All closing deliverables as required under Section 1.2 shall have been delivered by Sellers to Purchaser.

Section 4.2 Conditions to Each Seller’s Obligations. Each Seller’s obligation to complete the purchase and sale of its respective Shares and deliver its respective Shares to Purchaser is subject to the fulfillment or waiver of the following conditions at or prior to the Closing.

(a)            The representations and warranties made by Purchaser in Article III will be true and correct in all material respects as of the Closing date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date.

(b)            No Governmental Prohibition; HSR Clearance. The sale of the Shares by the Sellers and the purchase of the Shares by Purchaser will not be prohibited by any applicable law or governmental order or regulation. The HSR Clearance shall have occurred.

(c)            Closing Deliverables. All closing deliverables as required under Section 1.2 shall have been delivered by Purchaser to each Seller, as applicable.

ARTICLE V

HSR CLEARANCE

Section 5.1 HSR Filing. Subject to the terms and conditions of this Agreement, the Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate the Transaction, including (a) making any necessary filings, notices, petitions, statements, registrations, or submissions, including under the HSR Act or the antitrust laws of any governmental authority, provided that the Purchaser shall make any filings required under the HSR Act as soon as reasonably practicable, but in any event within five (5) business days after the date of this Agreement (the “HSR Filing”); (b) complying to the extent necessary with any request for information by any governmental authority in connection with this Agreement, including any request for additional information and documentary material by the U.S. Federal Trade Commission or the Antitrust Division of the Department of Justice under the HSR Act; (c) resolving questions or objections, if any, as may be asserted by any governmental authority with respect to this Agreement, including under the antitrust laws; and (d) obtaining regulatory clearance of the Transaction.

ARTICLE VI

TERMINATION

Section 6.1 Ability to Terminate. The Agreement may be terminated.

(a)	At any time by mutual written consent of Purchaser and Sellers.

(b)            By Purchaser, upon written notice to Sellers, (i) upon a material breach of any covenant or agreement on the part of the Sellers set forth in this Agreement, or (ii) if any representation or warranty of Sellers shall have been or become untrue, in each case such that any of the conditions set forth in Section 4.1 could not be satisfied by the Termination Date..

(c)            By Sellers, upon written notice to Purchaser, (i) upon a material breach of any covenant or agreement on the part of Purchaser set forth in this Agreement, or (ii) if any representation or warranty of Purchaser shall have been or become untrue, in each case such that any of the conditions set forth in Section 4.2 could not be satisfied by the Termination Date.

(d)            By either Purchaser or Sellers, upon written notice to the other, if the Closing has not occurred on or before the Termination Date.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Legends. The Purchaser understands that the Company may place restrictive legends on any stock certificate(s) or electronic book-entry evidencing the Shares as required by applicable law, the Company’s governing documents or other policies.

Section 7.2 Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, including, but not limited to, any fees payable to an agent, broker, investment or commercial banker, person or firm acting on behalf of or under the authority of such party who is entitled to any broker’s or finder’s fee or any other commission or fee directly or indirectly in connection with the Transaction.

Section 7.3 Severability. If any provision of this Agreement shall be held invalid or unenforceable, each other provision hereof shall be given effect to the extent possible without such invalid or unenforceable provision and to that extent, the provisions of this Agreement shall be severable.

Section 7.4 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally, mailed by certified or registered mail, postage prepaid, or sent by electronic mail, addressed to such address set forth on the signature page hereto. All such notices, requests, demands and other communications shall, when mailed (registered or certified mail, return receipt requested, postage prepaid), or personally delivered, be effective four days after deposit in the mails or when personally delivered, respectively, addressed as aforesaid, unless otherwise provided herein and, when sent by electronic mail during normal business hours of the recipient be effective when delivered, and if not sent during normal business hours, then on the recipient’s next business day.

Section 7.5 Modifications, Consents and Waivers. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto. Any party hereto may waive compliance, with respect to any obligations owed to such party, with any provision of this Agreement. Any waiver hereunder shall be effective only if made in a writing signed by the party to be charged therewith and only in the specific instance and for the purpose for which given. No failure or delay on the part of any party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege.

Section 7.6 Governing Law; Consent to Jurisdiction; Jury Waiver. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (including its statutes of limitations), without giving effect to the principles of conflicts of laws thereof. Each party irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the purposes of any Action (whether based on contract, tort or otherwise) directly or indirectly arising out of or in connection with this Agreement or the Transaction. Each party agrees (a) to commence any such Action in such courts and (b) that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth on the signature page hereto shall be effective service of process with respect to any matters to which it has submitted to jurisdiction in this Section 7.6. Each party irrevocably and unconditionally waives (i) any objection to the laying of venue of any such Action in such courts, or that any such Action brought in any such court has been brought in an inconvenient forum, and (ii) all right to trial by jury in any such Action.

Section 7.7 No Other Representations; No Liability. Each party acknowledges that the representations and warranties of the other party expressly and specifically set forth herein constitute such other party’s sole and exclusive representations and warranties in connection with the Transaction, and further agrees that all other representations and warranties of any kind or nature express or implied are specifically disclaimed. Except for each Party’s rights to enforce the terms of this Agreement, each party hereby irrevocably waives and releases, to the fullest extent permitted by law, any and all Actions it has or may have against any other party, or any of its Representatives directly or indirectly based upon, relating to, or arising out of the Transaction, including any Action, whether under applicable securities Law or otherwise, directly or indirectly based upon, relating to, or arising out of the knowledge, possession, use or non-disclosure of any Information by such other party or any of its Representatives.

Section 7.8 Execution in Counterparts; E-signatures. This Agreement may be executed by the parties individually or in counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. A facsimile or pdf signature including any electronic signatures complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or pdf (or other electronic reproduction of a) signature.

Section 7.9 Headings. Article and section headings used in this Agreement are for convenience only and shall not affect the interpretation or construction of any provision of this Agreement.

Section 7.10 Entire Agreement. This Agreement and the Exhibits hereto contain the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

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IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed as of the date first above written.

PURCHASER:

RA CAPITAL HEALTHCARE FUND, L.P.
By: RA Capital Healthcare Fund GP, LLC
Its: General Partner

By:	/s/ Rajeev Shah
Name: Rajeev Shah
Title: Manager

Address:	RA Capital Management, L.P.
200 Berkeley Street, 18th Floor
Boston, MA 02116
Attn: General Counsel

Email:	legal@racap.com

IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed as of the date first above written.

SELLERS:

AVALON VENTURES XI, L.P.

/s/ Tighe Reardon
Name: Tighe Reardon
Title: Authorized Signatory

AVALON BIOVENTURES I, LP

/s/ Tighe Reardon
Name: Tighe Reardon
Title: Authorized Signatory

AVALON BIOVENTURES SPV I, L.P.

/s/ Tighe Reardon
Name: Tighe Reardon
Title: Authorized Signatory

Address:	11099 N. Torrey Pines Road, Suite 290
La Jolla, CA 92037

Email: treardon@avalonbioventures.com

SCHEDULE I

SELLERS

Seller	Shares	Purchase Price
Avalon Ventures XI, L.P.	541,824	24,246,585.10
Avalon BioVentures I, LP	104,957	4,696,852.87
Avalon BioVentures SPV I, L.P.	553,219	24,756,562.02
Total	1,200,000	$53,699,999.99